Exhibit 99.2

Ascendant Digital Acquisition Corp. III Announces Closing of Upsized $300 Million Initial Public Offering Including Partial Exercise of Underwriters’ Over-Allotment Option

New York, NY – November 15, 2021 – Ascendant Digital Acquisition Corp. III (NYSE: ACDI.U) (the “Company”) today announced the closing of its initial public offering of 30,000,000 units, which includes 3,900,000 units issued pursuant to the exercise by the underwriters of their over-allotment option, at a public offering price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share.

The units are listed on the New York Stock Exchange (“NYSE”) and commenced trading under the ticker symbol “ACDI.U” on November 10, 2021. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “ACDI” and “ACDI WS,” respectively.

Ascendant Digital Acquisition Corp. III is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses that operate within the “Attention Economy,” which refers to various converging sectors within interactive (digital) entertainment, film/television, music, print and digital books (including magazine and comics publications), e-sports, live events and other forms of consumer entertainment and enabling services and technologies.

Goldman Sachs & Co. LLC acted as the sole book-running manager of the offering. Odeon Capital Group, LLC acted as lead manager of the offering.

A registration statement relating to these securities was declared effective by the SEC on November 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Goldman Sachs & Co., LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: +1 866 471 2526, facsimile: +1 212 902 9316, or email: prospectus-ny@ny.email.gs.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Cody Slach

Gateway Investor Relations

(949) 574-3860

ACDI@gatewayir.com